Exhibit 99.1

Contacts:	Frederick M. Green,
President and Chief Executive Officer
Phone: (763) 592-1900

Donald L. Henry,
Vice President and Chief Financial Officer
Phone: (763) 592-1900

Ault Incorporated Announces Sale of Building

Ault Reports Sale of its Corporate Headquarters Facility

MINNEAPOLIS — May 27, 2005 — Ault Incorporated (Nasdaq NMS: AULT) reported today that it has sold its corporate headquarters building in Brooklyn Park, Minnesota for $3.85 million.  Details of the sale are not available.

Ault built the 64,000-square-foot facility in 1999 as its corporate headquarters for domestic manufacturing, engineering design and support as well as administrative services.  Ault will lease back a portion of the building under the terms of the agreement.

Ault is a leading manufacturer of power conversion products headquartered in North America.  The Company is a major supplier to original equipment manufacturers of wireless and wire line communications infrastructure, computer peripherals and handheld devices, medical equipment, industrial equipment and printing/scanning equipment.

Statements regarding Ault’s anticipated future performance are forward-looking and therefore involve risks and uncertainties that could cause results or developments to differ significantly from those indicated in the forward-looking statements.  These include, but are not limited to: market conditions in the global electronics industry, buying patterns of major customers, competitive products and technologies, the ability to control expense growth, and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

# # #